Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Trina Schurman
May 17, 2018 at 1:05 PM PDT		Nordstrom, Inc.
(206) 303-6503

	MEDIA CONTACT:	Gigi Ganatra Duff
Nordstrom, Inc.
(206) 303-3030
Nordstrom Reports First Quarter 2018 Earnings
Double-Digit Growth in Digital Sales

SEATTLE, Wash. (May 17, 2018) – Nordstrom, Inc. (NYSE: JWN) today reported earnings per diluted share for the first quarter ended May 5, 2018 of $0.51, compared with the first quarter ended April 29, 2017 of $0.37, which included a debt refinancing charge of $0.06.
Total Company net sales increased 5.8 percent for the first quarter ended May 5, 2018 compared with the quarter ended April 29, 2017. This reflected an increase of approximately 250 basis points primarily due to the shift of a Nordstrom Rewards loyalty event into the first quarter relative to the second quarter last year. Comparable sales for the first quarter ended May 5, 2018 increased 0.6 percent, compared with the 13-week period ended May 6, 2017.
The Company continues to invest in new market opportunities and digital capabilities to drive customer engagement and market share gains. During the quarter, the Company made the following achievements in executing its growth plans:

•	The Company reached a significant milestone in its history with the opening of the Nordstrom Men's Store in New York City.

•	The Company expanded its presence in Canada with the introduction of Nordstrom Rack, opening three stores in the Toronto and Calgary markets.

•
In executing its digital strategy, the Company increased sales enabled through digital capabilities by 18 percent in the first quarter, compared with the same period in 2017. Digitally enabled sales represented 29 percent of first quarter sales, up from 25 percent a year ago.

•	Sales from Nordstrom Rewards customers represented 53 percent of first quarter sales, compared with 47 percent a year ago.
FIRST QUARTER SUMMARY

•
First quarter net earnings were $87 million compared with $63 million during the same period in fiscal 2017. Results in 2017 included an interest expense charge of $18 million related to a debt refinancing.

•	Earnings before interest and taxes ("EBIT") were $153 million, or 4.4 percent of net sales, compared with $151 million, or 4.6 percent of net sales, during the same period in fiscal 2017.

•
In Full-price, which consists of Nordstrom U.S. full-line stores, Nordstrom.com, the Canadian operation, Trunk Club, Jeffrey and Nordstrom Local, comparable sales increased 0.7 percent. The top-ranking merchandise categories were Kids' Apparel and Men's Apparel.

•	In Off-price, which consists of Nordstrom U.S. Rack stores, Nordstromrack.com/HauteLook and Last Chance clearance stores, comparable sales increased 0.4 percent.

•
Gross profit, as a percentage of net sales, of 34.1 percent decreased 21 basis points compared with the same period in fiscal 2017. This reflected higher occupancy expenses related to U.S. and Canada Rack openings in addition to planned pre-opening expenses associated with the Nordstrom Men's Store NYC.

•	The Company ended the first quarter in a good inventory position with net sales growth exceeding a decline in inventory.

•
Selling, general and administrative expenses, as a percentage of net sales, of 32.3 percent increased 32 basis points compared with the same period in fiscal 2017, primarily due to planned pre-opening expenses associated with the Nordstrom Men's Store NYC. The Company's rate performance reflected an improvement relative to recent historical trends driven by productivity gains in technology, supply chain and marketing.

•
During the quarter, the Company repurchased 0.3 million shares of its common stock for $13 million. A total capacity of $401 million remains available under its existing share repurchase board authorization. The actual timing, price, manner and amounts of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission ("SEC") rules.

EXPANSION UPDATE
To date in fiscal 2018, the Company opened eight stores and closed one store. The Company opened the following stores in the first quarter of 2018:

Location	Store Name	Square Footage (000's)	Timing

Full-price
U.S. - Nordstrom full-line
New York, New York	Nordstrom Men's Store NYC	47	April 12

Canada - Nordstrom Rack
Toronto, Ontario	Vaughan Mills	38	March 22
Calgary, Alberta	Deerfoot Meadows	30	April 26
Toronto, Ontario	One Bloor	39	May 3

Off-price
U.S. - Nordstrom Rack
Bridgewater, New Jersey	Chimney Rock Crossing	36	March 8
Lancaster County, Pennsylvania	Shoppes at Belmont	26	March 8
Shenandoah, Texas	Portofino Shopping Center	27	March 18
Santa Clarita, California	Promenade at Town Center	30	April 19

Number of stores	May 5, 2018	April 29, 2017
Full-price
U.S. - Nordstrom full-line[1]	117	117
Canada - Nordstrom full-line	6	5
Canada - Nordstrom Rack	3	—
Other Full-price[2]	9	9
Off-price
U.S. - Nordstrom Rack	236	220
Last Chance clearance stores	2	2
Total	373	353
1 U.S. - Nordstrom full-line includes the Nordstrom Local store in California.
[2] Other Full-price includes Trunk Club clubhouses and Jeffrey boutiques.

Gross square footage	30,420,000	29,764,000

FISCAL YEAR 2018 OUTLOOK
The Company updated its annual outlook expectations for earnings per diluted share to incorporate first quarter results. Nordstrom's current expectations for fiscal 2018 are as follows:

	Prior Outlook	Current Outlook
Net sales	$15.2 to $15.4 billion	No change
Comparable sales (percent)	0.5 to 1.5	No change
EBIT	$885 to $940 million	$895 to $940 million
Earnings per diluted share (excluding the impact of any future share repurchases)	$3.30 to $3.55	$3.35 to $3.55
The Company's updated annual outlook expectations incorporated the following assumptions:

•
The shift in the Anniversary Sale event into the second quarter relative to the second and third quarters in 2017 and the adoption of the new revenue recognition guidance is expected to impact total sales percentage by an increase of approximately 150 basis points in the second quarter and a decrease of approximately 150 basis points in the third quarter.

•	Credit card revenues growth in the mid-teens range.

CONFERENCE CALL INFORMATION
The Company's senior management will host a conference call to discuss first quarter 2018 results and fiscal 2018 outlook at 4:45 p.m. Eastern Daylight Time today. To listen to the live call online and view the conference call slides and the speakers' prepared remarks, visit the Investor Relations section of the Company's corporate website at http://investor.nordstrom.com. An archived webcast with the speakers' prepared remarks and the conference call slides will be available in the Quarterly Earnings section for at least one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13679678, until the close of business on May 24, 2018.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 373 stores in 40 states, including 122 full-line stores in the United States, Canada and Puerto Rico; 239 Nordstrom Rack stores; two Jeffrey boutiques; two clearance stores; seven Trunk Club clubhouses; and its Nordstrom Local service concept. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com, HauteLook, and TrunkClub.com. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this news release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties including, but not limited to, our anticipated financial outlook for the fiscal year ending February 2, 2019, our anticipated annual total and comparable sales rates, our anticipated new store openings in existing, new and international markets, our anticipated Return on Invested Capital and trends in our operations. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Our actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: successful execution of our customer strategy to provide a differentiated and seamless experience across all Nordstrom channels; timely and effective implementation of our plans to evolve our business model, including development of applications for electronic devices, improvement of customer-facing technology, timely delivery of products purchased digitally, enhancement of inventory management systems, greater and more fluid inventory availability between our digital channels and retail store locations, and greater consistency in marketing and pricing strategies, as well as our ability to manage the costs associated with this evolving business model; our ability to evolve our business model as necessary to respond to the business and retail environment, as well as fashion trends and consumer preferences, including changing expectations of service and experience in stores and online; our ability to properly balance our investments in existing and new store locations, especially our investments in our Nordstrom Men's Store NYC and Nordstrom NYC; successful execution of our information technology strategy; our ability to effectively utilize data in strategic planning and decision making; timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties and consumer traffic to the locations; efficient and proper allocation of our capital resources; effective inventory management processes and systems, fulfillment and supply chain processes and systems, disruptions in our supply chain and our ability to control costs; the impact of any systems or network failures, cybersecurity and/or security breaches, including any security breach of our systems or those of a third party provider that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information or compliance with information security and privacy laws and regulations in the event of such an incident; our ability to safeguard our reputation and maintain our vendor relationships; our ability to maintain relationships with and motivate our employees and to effectively attract, develop and retain our future leaders; our ability to realize the expected benefits, respond to potential risks and appropriately manage costs associated with our program agreement with TD; the effectiveness of planned advertising, marketing and promotional campaigns in the highly competitive and promotional retail industry; market fluctuations, increases in operating costs, exit costs and overall liabilities and losses associated with owning and leasing real estate; potential goodwill impairment charges, future impairment charges and fluctuations in the fair values of reporting units or of assets in the event projected financial results are not achieved within expected time frames; compliance with debt covenants and operating covenants, availability and cost of credit, changes in our credit rating and changes in interest rates; the timing, price, manner and amounts of future share repurchases by the Company, if any, or any share issuances by the Company; the impact of the seasonal nature of our business and cyclical customer spending; the impact of economic and market conditions and the resultant impact on consumer spending and credit patterns; the impact of economic, environmental or political conditions in the U.S. and countries where our third party vendors operate; weather conditions, natural disasters, health hazards, national security or other market and supply chain disruptions, or the prospects of these events and the resulting impact on consumer spending patterns or information technology systems and communications; our compliance with applicable domestic and international laws, regulations and ethical standards, including those related to employment and tax, and the outcome of claims and litigation and resolution of such matters; the impact of the current regulatory environment and financial system, health care, and tax reforms; and the impact of changes in accounting rules and regulations, changes in our interpretation of the rules or regulations, or changes in underlying assumptions, estimates or judgments. Our SEC reports, including our Form 10-K for the fiscal year ended February 3, 2018, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances, except as required by law.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended
	May 5, 2018	April 29, 2017
Net sales	$3,469	$3,279
Credit card revenues, net	92	75
Total revenues	3,561	3,354
Cost of sales and related buying and occupancy costs	(2,288)	(2,155)
Selling, general and administrative expenses	(1,120)	(1,048)
Earnings before interest and income taxes	153	151
Interest expense, net	(28)	(48)
Earnings before income taxes	125	103
Income tax expense	(38)	(40)
Net earnings	$87	$63

Earnings per share:
Basic	$0.52	$0.38
Diluted	$0.51	$0.37

Weighted-average shares outstanding:
Basic	167.8	167.3
Diluted	170.2	169.1

Percent of net sales:
Gross profit	34.1%	34.3%
Selling, general and administrative expenses	32.3%	32.0%
Earnings before interest and income taxes	4.4%	4.6%

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	May 5, 2018	February 3, 2018	April 29, 2017
Assets
Current assets:
Cash and cash equivalents	$966	$1,181	$653
Accounts receivable, net	186	145	209
Merchandise inventories	2,120	2,027	2,160
Prepaid expenses and other	291	150	147
Total current assets	3,563	3,503	3,169

Land, property and equipment (net of accumulated depreciation of $6,227, $6,105 and $5,742)	3,887	3,939	3,872
Goodwill	249	238	238
Other assets	317	435	492
Total assets	$8,016	$8,115	$7,771

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,575	$1,409	$1,590
Accrued salaries, wages and related benefits	317	578	319
Other current liabilities	1,307	1,246	1,225
Current portion of long-term debt	56	56	11
Total current liabilities	3,255	3,289	3,145

Long-term debt, net	2,680	2,681	2,731
Deferred property incentives, net	495	495	530
Other liabilities	516	673	688

Commitments and contingencies

Shareholders' equity:
Common stock, no par value: 1,000 shares authorized; 167.8, 167.0 and 166.0 shares issued and outstanding	2,852	2,816	2,730
Accumulated deficit	(1,738)	(1,810)	(1,999)
Accumulated other comprehensive loss	(44)	(29)	(54)
Total shareholders' equity	1,070	977	677
Total liabilities and shareholders' equity	$8,016	$8,115	$7,771

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Quarter Ended
	May 5, 2018	April 29, 2017
Operating Activities
Net earnings	$87	$63
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation and amortization expenses	169	161
Amortization of deferred property incentives and other, net	(18)	(26)
Deferred income taxes, net	(22)	(21)
Stock-based compensation expense	23	16
Change in operating assets and liabilities:
Accounts receivable	(42)	(10)
Merchandise inventories	(30)	(266)
Prepaid expenses and other assets	(173)	(11)
Accounts payable	212	272
Accrued salaries, wages and related benefits	(259)	(136)
Other current liabilities	4	9
Deferred property incentives	24	32
Other liabilities	(3)	6
Net cash (used in) provided by operating activities	(28)	89

Investing Activities
Capital expenditures	(129)	(153)
Other, net	(20)	9
Net cash used in investing activities	(149)	(144)

Financing Activities
Proceeds from long-term borrowings, net of discounts	—	635
Principal payments on long-term borrowings	(3)	(653)
Increase (decrease) in cash book overdrafts	27	(21)
Cash dividends paid	(62)	(62)
Payments for repurchase of common stock	(13)	(211)
Proceeds from issuances under stock compensation plans	24	11
Tax withholding on share-based awards	(11)	(5)
Other, net	—	7
Net cash used in financing activities	(38)	(299)

Net decrease in cash and cash equivalents	(215)	(354)
Cash and cash equivalents at beginning of period	1,181	1,007
Cash and cash equivalents at end of period	$966	$653

NORDSTROM, INC.
SUMMARY OF NET SALES
(unaudited; amounts in millions)
During the first quarter of 2018, we adopted the new revenue recognition guidance using the modified retrospective adoption method. Results beginning in the first quarter of 2018 are presented under the new guidance, while prior period amounts are not adjusted. Also beginning in 2018, we aligned our sales presentation with how we view the results of our operations internally and how our customers view us, by our Full-price and Off-price businesses.
Our Full-price business includes our Nordstrom U.S. full-line stores, Nordstrom.com, the Canadian operation, Trunk Club, Jeffrey and Nordstrom Local. Our Off-price business includes Nordstrom U.S. Rack stores, Nordstromrack.com/HauteLook and Last Chance clearance stores. The following table summarizes net sales and comparable sales within our business for the first quarter ended 2018 compared with the same period in fiscal 2017:

	Quarter Ended
	May 5, 2018[2]	April 29, 2017
Net sales by business[1]:
Full-price	$2,240	$2,156
Off-price	1,229	1,152
Other	—	(29)
Total net sales	$3,469	$3,279

Comparable sales increase (decrease) by business:
Full-price	0.7%	(2.9%)
Off-price	0.4%	2.3%
Total Company	0.6%	(0.8%)

Digitally enabled sales as % of total net sales[3]	28%	25%
1 We present our sales for 2018 and 2017 to align with how management views our results internally, including presenting 2018 under the new revenue recognition guidance and allocating our sales returns reserve to our Full-price and Off-price business. For 2017 and prior, Other primarily included unallocated sales return, in-transit and loyalty related adjustments necessary to reconcile sales by business to total net sales.
2 Total net sales in the first quarter of 2018 increased approximately 250 basis points due to the shift of a Nordstrom Rewards loyalty event into the first quarter relative to the second quarter and the adoption of the new revenue recognition guidance. Full-price and Off-price net sales increased approximately 200 basis points and 100 basis points for the same impacts as total company, in addition to allocating sales return reserves to the Full-price and Off-price businesses.
3 Digitally enabled sales are online sales and digitally assisted store sales which include Buy Online, Pickup in Store ("BOPUS"), Reserve Online, Try on in Store (Store Reserve) and Style Board, a digital selling tool.

NORDSTROM, INC.
RETURN ON INVESTED CAPITAL (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
We believe that ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns. ROIC adjusts our operating leases as if they met the criteria for capital leases or we had purchased the properties. This provides additional supplemental information that reflects the investment in our off-balance sheet operating leases, controls for differences in capital structure between us and our competitors and provides investors and credit agencies with another way to comparably evaluate the efficiency and effectiveness of our capital investments over time. In addition, we incorporate ROIC into our executive incentive measures and it is an important component of shareholders’ return over the long term.
We define ROIC as our adjusted net operating profit after tax divided by our average invested capital using the trailing 12-month average. ROIC is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. Estimated depreciation on capitalized operating leases and average estimated asset base of capitalized operating leases are not calculated in accordance with, or an alternative for, GAAP and should not be considered in isolation or as a substitution of our results as reported under GAAP. The financial measure calculated under GAAP which is most directly comparable to ROIC is return on assets.
For the 12 fiscal months ended May 5, 2018, our ROIC increased to 9.9% compared with 8.7% for the 12 fiscal months ended April 29, 2017. Results for the prior period were negatively impacted by approximately 320 basis points due to the Trunk Club non-cash goodwill impairment charge in the third quarter of 2016.
The following is a reconciliation of the components of ROIC and return on assets:

	12 Fiscal Months Ended
	May 5, 2018	April 29, 2017
Net earnings	$461	$371
Add: income tax expense[1]	351	341
Add: interest expense	123	140
Earnings before interest and income tax expense	935	852

Add: rent expense, net	254	212
Less: estimated depreciation on capitalized operating leases[2]	(135)	(113)
Adjusted net operating profit	1,054	951

Less: estimated income tax expense	(456)	(436)
Adjusted net operating profit after tax	$598	$515

Average total assets	$8,067	$7,977
Less: average non-interest-bearing current liabilities[3]	(3,306)	(3,013)
Less: average deferred property incentives and deferred rent liability[3]	(642)	(644)
Add: average estimated asset base of capitalized operating leases[2]	1,893	1,570
Average invested capital	$6,012	$5,890

Return on assets[4]	5.7%	4.7%
ROIC[4]	9.9%	8.7%
1 Results for the 12 fiscal months ended May 5, 2018 include a $42 impact related to the Tax Act.
2 Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property. The asset base is calculated based upon the trailing 12-month average of the monthly asset base. The asset base for each month is calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases.
3 Balances associated with our deferred rent liability have been classified as long-term liabilities as of January 28, 2017.
4 Results for the 12 fiscal months ended April 29, 2017 include the $197 impact of the Trunk Club non-cash goodwill impairment charge in the third quarter of 2016, which negatively impacted the prior period return on assets by approximately 240 basis points and ROIC by approximately 320 basis points.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
Adjusted Debt to earnings before interest, income taxes, depreciation, amortization and rent ("EBITDAR") is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our goal is to manage debt levels to maintain an investment-grade credit rating and operate with an efficient capital structure. In evaluating our debt levels, this measure provides a reflection of our credit worthiness that could impact our credit rating and borrowing costs. We also have a debt covenant that requires an adjusted debt to EBITDAR leverage ratio of no more than four times. As of May 5, 2018, our Adjusted Debt to EBITDAR was 2.6, and as of April 29, 2017, it was 2.3.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted Debt to EBITDAR is debt to net earnings. The following is a reconciliation of the components of Adjusted Debt to EBITDAR and debt to net earnings:

	2018[1]	2017[1]
Debt	$2,736	$2,742
Add: estimated capitalized operating lease liability[2]	2,029	1,700
Adjusted Debt	$4,765	$4,442

Net earnings	$461	$371
Add: income tax expense	351	341
Add: interest expense, net	116	138
Earnings before interest and income taxes	928	850

Add: depreciation and amortization expenses	674	649
Add: rent expense, net	254	212
Add: non-cash acquisition-related charges[3]	1	207
Adjusted EBITDAR	$1,857	$1,918

Debt to Net Earnings[4]	5.9	7.4
Adjusted Debt to EBITDAR	2.6	2.3
1 The components of Adjusted Debt are as of May 5, 2018 and April 29, 2017, while the components of Adjusted EBITDAR are for the 12 months ended May 5, 2018 and April 29, 2017.
2 Based upon the estimated lease liability as of the end of the period, calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property.
3 Non-cash acquisition-related charges for the 12 months ended April 29, 2017 included the goodwill impairment charge of $197 related to Trunk Club.
4 Results for the period ended April 29, 2017 include the $197 impact of the Trunk Club goodwill impairment charge, which approximates 260 basis points.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures, and when used in conjunction with GAAP measures, provides investors with a meaningful analysis of our ability to generate cash from our business. For the quarter ended May 5, 2018, we had Free Cash Flow of ($130) compared with ($85) for the first quarter ended 2017.
Beginning in the first quarter of fiscal 2018, we no longer reduce free cash flow by cash dividends paid. We believe that no longer reducing free cash flow by dividends paid is more reflective of our operating performance and more consistent with the way we manage our business, how our peers calculate free cash flows, and prevailing industry practice. Prior period Free Cash Flow financial measures have been recast to conform with current period presentation.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Quarter Ended
	May 5, 2018	April 29, 2017
Net cash (used in) provided by operating activities	$(28)	$89
Less: capital expenditures	(129)	(153)
Add (Less): change in cash book overdrafts	27	(21)
Free Cash Flow	$(130)	$(85)

NORDSTROM, INC.
ADJUSTED EBITDA (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Adjusted earnings before interest, income taxes, depreciation and amortization ("EBITDA") is our key financial metric to reflect our view of cash flow from net earnings. Adjusted EBITDA excludes significant items which are non-operating in nature in order to evaluate our core operating performance against prior periods and increase comparability with our peers. The financial measure calculated under GAAP which is most directly comparable to Adjusted EBITDA is net earnings. As of May 5, 2018 and April 29, 2017, Adjusted EBITDA was $301 and $293.
Adjusted EBITDA is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for net earnings, overall change in cash or liquidity of the business as a whole. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The following is a reconciliation of net earnings to Adjusted EBITDA:

	Quarter Ended
	May 5, 2018	April 29, 2017
Net earnings	$87	$63
Add: income tax expense	38	40
Add: interest expense, net	28	48
Earnings before interest and income taxes	153	151

Add: depreciation and amortization expenses	169	161
Less: amortization of deferred property incentives	(21)	(19)
Adjusted EBITDA	$301	$293